Exhibit 99.1

                     MOOG ANNOUNCES MEMORANDUM OF AGREEMENT

     EAST AURORA, N.Y., July 6 /PRNewswire-FirstCall/ -- Moog Inc.
(NYSE: MOG.A and MOG.B) announced today the signing of an agreement to acquire FCS Control Systems. FCS is a designer and manufacturer of high-fidelity electromechanical and electrohydraulic flight and vehicle simulation equipment, and structural test systems that are supplied to the aerospace and automotive markets.

    FCS had annual sales of $24 million in 2004 and currently employs approximately 100 people. Its primary location is in Amsterdam, Holland. FCS traces its origins to 27 years ago when a small group of engineers working for Fokker Aircraft developed a technology for control loading systems used in flight training simulators. These systems allowed trainees to move a control stick and pedals and to have the same feel as if they were actually flying an airplane. In 1999, the FCS engineers took their part of the company private in a management buy out.

    About half of FCS's current sales are generated from flight simulation and driver training markets primarily in Europe and the U.S. The majority of the other half of their sales are generated by test equipment designed for the aerospace industry, primarily in Europe. These two product lines are expected to directly complement Moog's simulation and test products which had combined revenues in 2004 of $26 million and which were sold mostly into North American markets.

    Moog expects that the acquisition will close in the middle of August 2005, pending satisfaction of all conditions to closing. The company will use existing cash balances and a revolving credit facility to make the purchase and expects the acquisition to be slightly accretive to earnings within the first year. The new business will be reported as part of the company's Industrial segment.

    "Every once in awhile," said R.T. Brady, Chairman and CEO, "an acquisition opportunity presents itself wherein the prospect has a profitable business serving markets that we serve, has some products that are comparable to ours, and some products that we'd like to have, and has a staff of bright, interesting people that we'd love to have as part of our company. FCS Control Systems is one of them."

    Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, and medical equipment.

    Additional information about the company can be found on its website, http://www.moog.com .

SOURCE  Moog Inc.
    -0-                             07/06/2005
    /CONTACT:  Susan Johnson of Moog Inc., +1-716-687-4225 /
    /Web site:  http://www.moog.com /